Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	March 10, 2015 For Immediate Release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ENTERS NEW

$450 MILLION CREDIT AGREEMENT

SAN JOSE, Calif.  - California Water Service Group (Group) (NYSE: CWT) today announced that it has entered into unsecured revolving credit facilities for the Group and its subsidiaries totaling $450 million for a term of five years. Of the total, $300 million is available to California Water Service Company (Cal Water), a wholly owned subsidiary of Group, and $150 million is available to Group and the subsidiaries other than Cal Water. Additionally, the credit facilities may each be expanded by up to $50 million, or $100 million total, subject to certain conditions. The proceeds from the credit facilities may be used for working capital purposes, including short-term financing of capital projects.

The base loan rate may vary from LIBOR plus 72.5 basis points to LIBOR plus 95 basis points, depending on the Group’s total capitalization ratio. Likewise, the unused commitment fee may vary from 8 basis points to 12.5 basis points, based upon the same ratio. The Group expects its pricing to be LIBOR plus 80 basis points, with a 9 basis point unused commitment fee based on its current capitalization. Bank of America Merrill Lynch was selected as Lead Arranger and Administrative Agent, with CoBank and US Bank as Co-Syndication Agents and Bank of China as Documentation Agent.

“We are very happy with the exceptional level of commitment to California Water Service Group from the banks in our syndication group,” said Martin A. Kropelnicki, President and Chief Executive Officer. “Given our strong credit rating from Standard & Poor’s and with the strength of our balance sheet, we believed the time was right to replace the existing credit agreement with a new agreement that would extend our terms for an additional five years and increase the size of the facilities.”

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC. Together, these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’

decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; changes in accounting treatment for regulated companies, including adoption of International Financial Reporting Standards, if required; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; litigation that may result in damages or costs not recoverable from third parties; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather and climate on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; our ability to attract and retain qualified employees; labor relations matters as we negotiate with the unions; federal health care law changes that could result in increases to Company health care costs and additional income tax expenses in future years; changes in federal and state income tax regulations and treatment of such by regulatory commissions; implementation of new information technology systems; changes in operations that result in an impairment to acquisition goodwill; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; general economic conditions, including changes in customer growth patterns and our ability to collect billed revenue from customers; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

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